Exhibit 3.2

Control Number : K845382 STATE OF GEORGIA Secretary of State Corporations Division 313 West Tower 2 Martin Luther King, Jr. Dr. Atlanta, Georgia 30334-1530 CERTIFICATE OF CONVERSION I, Brad Raffensperger, the Secretary of State and the Corporation Commissioner of the State of Georgia, hereby certify under the seal of my office that articles of conversion have been filed on 10/23/2023 converting SUNLINK HEALTH SYSTEMS, INC. a Foreign Profit Corporation to SunLink Health Systems, Inc. a Domestic Profit Corporation The required fees as provided by Title 14 of the Official Code of Georgia Annotated have been paid. WITNESS my hand and official seal in the City of Atlanta and the State of Georgia on 10/23/2023. Brad Raffensperger Secretary of State

® OFFICE OF SECRETARY OF STATE CORPORATIONS DIVISION 2 Martin Luther King Jr. Dr. SE Suite 313 West Tower Atlanta, Georgia 30334 (404) 656-2817 sos.ga.gov Secretary of State TRANSMITTAL INFORMATION FORM GEORGIA CORPORATION IMPORTANT: Please provide the entity’s primary email address when completing this form. Primary Email Address: LVirts@sgrlaw.com  NOTICE TO APPLICANT: PRINT PLAINLY OR TYPE REMAINDER OF THIS FORM 1. Corporation Type (check one only): | / Profit | Nonprofit | ProfessionalBenefit Corporate Name Reservation Number (if one has been obtained; if articles are being filed without prior reservation, leave this line blank) SunLink Health Systems, Inc. Corporate Name (List exactly as it appears in articles of incorporation.) 2. Timothy Elder Name* of Person Filing Articles of Incorporation (Certificate will be mailed to this person at email address listed below.) 1105 W, Peachtree St NE Ste 1000AtlantaGA30309 AddressCityStateZip Code TEIder@sg rlaw. com 404-815-3500 Filer’s Email AddressTelephone Number 3 National Registered Agents, Inc. Name* of Registered Agent in Georgia 289 S Culver Street Registered Office Street Address in Georgia (Post office box or mail drop not acceptable for registered office address.) LawrencevilleGwinnettGA30046 CityCountyStateZip Code affiliateteam@wolterskluwer.com Registered Agent’s Email Address 4. Initial Annual Registration: A Georgia corporation incorporated between January 1—October 1 must file its initial annual registration with the Secretary of State within 90 days after the day its articles of incorporation are filed with the Secretary of State; a Georgia corporation incorporated between October 2—December 31 must file its initial annual registration with the Secretary of State between January 1 and April 1 of the year next succeeding the calendar year of its incorporation. 5. Mail the following items to the Secretary of State at the above address: This Transmittal Information Form; The Articles of Incorporation; and Filing fee of $110.00 ($100 filing fee + $10 paper filing service charge) payable to Secretary of State. Filing fees are non-refundable. I certify that a Notice of Incorporation or Notice of Intent to Incorporate with a publication fee of $40.00 has been or will be mailed or delivered to the official organ of the county where the initial registered office of the corporation is to be located. (The clerk of superior court can advise you of the official organ in a particular county.) I understand that this Transmittal Information Form is included as part of my filing, and the information on this form will be entered in the Secretary of State business entity database. I certify that the above information is true and correct to the best of my knowledge. rh—^1 10/20/2023 Signature of Autl^rizeff^i^o’nDate Robert M. Thornton, Jr. Print Name* * Enter individual’s legal name, i.e. first and last name without use of initials or nicknames. Middle names or initials may be included. FORM CD 227 (Rev. 12/2020)

CERTIFICATE OF CONVERSION

OF

SUNLINK HEALTH SYSTEMS, INC.

I.

The name of the corporation to be converted is SunLink Health Systems, Inc., an Ohio corporation (the “Converting Corporation”).

II.

The Converting Corporation elects to be converted to a for-profit corporation existing under the laws of the State of Georgia (the “Conversion”), and the name of the resulting Georgia corporation shall be “SunLink Health Systems, Inc.” (the “Corporation”).

III.

The Conversion shall be effective at 12:01 a.m. on October 23, 2023.

IV.

A Declaration of Conversion has been adopted and approved by the Converting Corporation’s Board of Directors and shareholders (the “Shareholders”), and the Conversion has been approved by the Shareholders in accordance with Section 14-2-1109.2(a) of the Georgia Business Corporation Code, as amended (the “Code”).

V.

The Articles of Incorporation of the Corporation attached hereto as Exhibit A (a) are in the form required by Section 14-2-202 of the Code, (b) set forth the name of the Corporation that satisfies the requirements of Section 14-2-401 of the Code, and (c) are the Articles of Incorporation of the Corporation formed pursuant to such election unless and until modified in accordance with their terms and the Code.

VI.

At the effective time of the Conversion, (a) each of the issued and outstanding common shares of capital stock of the Converting Corporation held by the Shareholders shall, by virtue of the Conversion and without any further action on the part of the Converting Corporation or the Shareholders, be converted into an equivalent number of validly issued, fully paid and non-assessable common shares, no par value per share, of the Corporation (the “Resulting Common Shares”), (b) each of the issued and outstanding Series B Preferred Shares of capital stock of the Converting Corporation held by the Shareholders shall, by virtue of the Conversion and without any further action on the part of the Converting Corporation or the Shareholders, be converted into an equivalent number of validly issued, fully paid and non-assessable Series A Voting Preferred Shares, no par value per share, of the Corporation (the “Resulting Series A Preferred Shares”),and

(c) each of the other issued and outstanding preferred shares of capital stock of the Converting Corporation held by the Shareholders shall, by virtue of the Conversion and without any further action on the part of the Converting Corporation or the Shareholders, be converted into an equivalent number of validly issued, fully paid and non-assessable preferred shares, no par value per share, of the Corporation (the “Resulting Other Preferred Shares”), at which time the Resulting Common Shares, the Resulting Series A Preferred Shares, and the Resulting Other Preferred Shares shall represent 100% of the issued and outstanding shares of capital stock in the Georgia corporation formed pursuant to the Conversion.

[Signature Page Follows]

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Conversion to be executed by its duly authorized officer on this 20th day of October, 2023.

SUNLINK HEALTH SYSTEMS, INC.

By:	/s/ Robert M. Thornton, Jr.
Name:	Robert M. Thornton, Jr.
Title:	President and Chief Executive Officer

Exhibit A

Articles of Incorporation

[Attached]

ARTICLES OF INCORPORATION

OF

SUNLINK HEALTH SYSTEMS, INC.

ARTICLE 1

Section 1.1 Name of the Corporation. The name of the corporation is SunLink Health Systems, Inc. (the “Corporation”).

ARTICLE 2

Section 2.1 Registered Agent, Principal Office and Incorporator.

(a) The Corporation’s initial registered office in the State of Georgia is located at 289 South Culver Street, Lawrenceville, Gwinnett County, Georgia 30046. The Registered Agent of the Corporation at such office is National Registered Agents, Inc.

(b) The mailing address of the initial principal office of the Corporation is 900 Circle 75 Parkway, Suite 690 Atlanta, Georgia 30339.

(c) The name and address of the Incorporator are as follows:

Robert M. Thornton, Jr.	900 Circle 75 Parkway, Suite 690
Atlanta, Georgia 30339

The powers of the Incorporator shall terminate upon the filing of these Articles of Incorporation (these “Articles”).

ARTICLE 3

Section 3.1 Conversion of the Corporation. The Corporation is being incorporated in the State of Georgia in connection with the conversion (the “Conversion”) of SunLink Health Systems, Inc., an Ohio corporation, to SunLink Health Systems, Inc., a Georgia corporation, pursuant to Section 14-2-1109.2 of the Georgia Business Corporation Code, as amended (the “GBCC”), and these Articles are being filed with the Secretary of State of the State of Georgia simultaneously with a Certificate of Conversion to effect the Conversion. These Articles shall be the articles of incorporation of the Corporation formed pursuant to the Conversion unless and until modified in accordance with the GBCC.

ARTICLE 4

Section 4.1 Purpose. The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the GBCC.

ARTICLE 5

Section 5.1 Authorized Shares. The Corporation shall have authority to issue Forty Million (40,000,000) shares of stock of which: (a) Thirty-Two Million (32,000,000) shares shall be designated “Common Shares,” no par value per share; and (b) Eight Million (8,000,000) shares shall be designated “Preferred Shares,” no par value per share. The Corporation also shall have the authority to issue fractions of Common Shares and Preferred Shares as provided in the GBCC. Shares that are reacquired by the Corporation shall be classified as treasury shares unless the terms of such shares provide to the contrary.

Section 5.2 Series A Voting Preferred Shares.1

From the authorized number of Preferred Shares of the Corporation, a series of Preferred Shares designated as “Series A Voting Preferred Shares” is hereby created and shall consist of 900,000 Preferred Shares of which the preferences, relative and other rights, and the qualifications, limitations or restrictions thereof shall be (in addition to those set forth elsewhere in these Articles) as follows:

(a) Voting Rights. The holders of Series A Voting Preferred Shares shall be entitled to one thousand votes for each Preferred Share held by them respectively and shall be entitled to vote on all matters on which the Common Shares are entitled to vote.

(b) Dividends. The Board shall declare a dividend or distribution on the Series A Voting Preferred Shares immediately after it declares any dividend or distribution on the Common Shares. Such dividends or distributions shall be in an amount per share equal to the amount per share of the dividend or distribution declared for each Common Share, multiplied by 1000.

(c) Reacquired Shares. Any Series A Voting Preferred Shares purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and cancelled promptly after such acquisition. All such shares, upon their cancellation, shall become authorized but unissued Preferred Shares, without designation as to series, and may be reissued as part of any series of Preferred Shares created by the Board (including Series A Voting Preferred Shares) subject to the condition and restrictions on issuance set forth herein.

(d) Liquidation, Dissolution or Winding Up. Upon any liquidation, dissolution or winding up of the Corporation, no distribution shall be made to:

(i) the holders of (x) Preferred Shares ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Voting Preferred Shares or (y) any holder of Common Shares, unless (prior thereto) the holders of Series A Voting Preferred Shares have received the greater of: (i) One Dollar ($1.00) per share ($0.01 per one one-thousandth of a share), plus an amount equal to accrued and unpaid dividends and distributions thereon (whether or not declared) to the date of such payment, or (ii) an aggregate amount per share, subject to the provision for adjustment herein set forth, equal to 1000 times the aggregate amount to be distributed per share to holders of Common Shares; or

(ii) the holders of Preferred Shares ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Voting Preferred Shares, except distributions made ratably on the Series A Voting Preferred Shares and all other such parity Preferred Shares in proportion to the total amounts to which the holders of all such shares are entitled upon such liquidation, dissolution or winding up.

If the Corporation shall at any time declare or pay any dividend on Common Shares payable in Common Shares, or effect a subdivision or combination or consolidation of the outstanding Common Shares (by reclassification or otherwise) into a greater or lesser number of Common Shares, then (and in each such event) the aggregate amount to which the holder of each share of Series A Voting Preferred Shares was entitled immediately prior to such event under Section 5.2(a) shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of Common Shares outstanding immediately after such event and the denominator of which is the number of Common Shares that were outstanding immediately prior to such event.

(e) Combination. If the Corporation shall enter into any consolidation, merger, combination or other transaction in which the Common Shares are exchanged for or changed into other shares, stock, securities, cash or any other property, then (in each such event) the Series A Voting

[1]	The predecessor stock when the Corporation was incorporated under the laws of the State of Ohio was denominated “Series B Voting Preferred Shares”.

Preferred Shares shall at the same time be similarly exchanged or changed in an amount per Share (subject to the provision for adjustment hereinafter set forth) equal to 1000 times the aggregate amount of shares, stock, securities, cash or any other property (payable in kind), as the case may be, into which or for which each Common Share is changed or exchanged. If, at any time on or after the Rights Declaration Date, the Corporation (i) declares any dividend on Common Shares payable outstanding Common Shares into a smaller number of Shares, (ii) subdivides the outstanding Common Shares; or (iii) combines the outstanding Common Shares into a smaller number of Shares, then (in each such case) the amount set forth in the preceding sentence with respect to the exchange or change of Series A Voting Preferred Shares shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of Common Shares outstanding immediately after such event and the denominator of which is the number of Common Shares that were outstanding immediately prior to such event.

(f) No Redemption. The Series A Voting Preferred Shares shall not be redeemable; provided, however, that the Corporation may acquire Series A Voting Preferred Shares in any other manner permitted by law or these Articles and further provided that nothing herein is intended to prohibit the redemption of rights under the Tax Benefits Plan as defined below.

(g) Ranking. Unless otherwise provided in these Articles or any subsequent amendment of these Articles relating to a subsequent series of Preferred Shares of the Corporation, the Series A Voting Preferred Shares shall rank junior to all other series of the Corporation’s Preferred Shares as to the payment of dividends and the distribution of assets on liquidation, dissolution or winding up and shall rank senior to the Common Shares.

(h) Amendment. These Articles shall not, following the issuance of any shares of Series A Voting Preferred, be further amended in any manner which would materially and adversely alter or change the powers, preference or special rights of the Series A Voting Preferred Shares without the affirmative vote of the holders of at least a majority of the outstanding Series A Voting Preferred Shares, voting together as a single series.

(i) Fractional Shares. Series A Voting Preferred Shares may be issued in fractions of a share (in one one-thousandths (1/1000) of a Share and integral multiples thereof) that shall entitle the holder (in proportion to such holder’s fractional shares) to exercise voting rights, receive dividends, participate in distributions and to have the benefit of all other rights of holders of Series A Voting Preferred Shares.

(j) Rights Plan. The Series A Voting Preferred Shares are the Series B Preferred Shares referred to in that certain SunLink Tax Benefits Preservation Rights Plan between the Corporation and the Rights Agent identified therein dated as of September 29, 2016, such agreement, as amended from time to time the “Tax Benefits Plan”).

Section 5.3 Common Shares. The express terms and provisions of the Common Shares are as follows:

(a) The rights and preferences of the Common Shares shall be subject in all respects to the rights and preferences of the Preferred Shares in the manner and to the extent provided in this Article 5.

(b) Subject to the terms of any Preferred Shares, the Common Shares shall rank junior to the Preferred Shares with respect to the payment of dividends. Out of the assets of the Corporation available for dividends remaining after there shall have been paid or declared and set apart for payment full dividends on the Preferred Shares, and subject to the restrictions or limitations contained in the express terms and provisions of any series of Preferred Shares with respect to the payment of dividends, dividends may be declared and paid upon the Common Shares, but only when and as determined by the Board of Directors.

(c) Subject to the terms of any Preferred Shares, the Common Shares shall rank junior to the Preferred Shares with respect to payment upon dissolution, liquidation or sale of assets of the Corporation. Upon the dissolution, liquidation or sale of all or substantially all the assets of the Corporation, after there shall have been paid to or set apart for holders of the Preferred Shares the full preferential amounts to which they are entitled, the holders of Common Shares shall be entitled to receive pro rata all of the remaining assets of the Corporation available for distribution to its shareholders.

(d) The holders of Common Shares shall be entitled to one vote for each Common Share held by them respectively.

ARTICLE 6

Section 6.1 Purchase of Securities by Corporation. When authorized by the affirmative vote of the Board of Directors, without the action or approval of the shareholders of this Corporation, this Corporation may purchase, or contract to purchase, at any time and from time to time, shares of any class or series of securities issued by this Corporation, including, without limitation, voting trust certificates for shares, bonds, debentures, fractional interests, notes, scrip, warrants, obligations, evidence of indebtedness or any other securities of this Corporation, for such prices and upon and subject to such terms and conditions as the Board of Directors may determine, provided that no such purchase shall be made, pursuant to any such contract or otherwise, if after such purchase the assets of this Corporation would be less than its liabilities plus stated capital or if it is insolvent as defined in the GBCC or if there is reasonable ground to believe that by such purchase it would be rendered insolvent.

ARTICLE 7

Section 7.1 Series A Preferred Shares

(a) Definitions. As used in this Section 7.1, the following capitalized terms have the following meanings when used herein with initial capital letters (and any references to any portions of Treasury Regulation § 1.382-2T shall include any successor provisions):

(i) “4.9-percent Transaction” means any Transfer described in Section 7.1(b)(i) or Section 7.1(b)(ii).

(ii) “4.9-percent Shareholder” means a Person or group of Persons that is a “5-percent shareholder” of the Corporation pursuant to Treasury Regulation § 1.382-2T(g), as applied by replacing “5-percent” with “4.9-percent,” where applicable.

(iii) “Agent” has the meaning set forth in Section 7.1(e).

(iv) “Code” means the United States Internal Revenue Code of 1986, as amended from time to time.

(v) “Corporation Security” or “Corporation Securities” means (i) any Shares, (ii) shares of preferred stock issued by the Corporation (other than preferred stock described in §1504(a)(4) of the Code), and (iii) warrants, rights, or options (including options within the meaning of Treasury Regulation § 1.382-2T(h)(4)(v)) to purchase securities of the Corporation.

(vi) “Effective Date” means October 23, 2023 at 12:01 a.m.

(vii) “Excess Securities” has the meaning set forth in Section 7.1(d).

(viii) “Expiration Date” means the earliest of (i) the repeal of Section 382 of the Code or any successor statute if the Board of Directors determines that this Section 7.1 is no longer necessary or desirable for the preservation of Tax Benefits, (ii) the close of business on the first day of a taxable year of the Corporation as to which the Board of Directors determines that no Tax Benefits may be carried forward or (iii) such date as the Board of Directors shall fix in accordance with Section 7.1(l).

(ix) “Percentage Share Ownership” means the percentage Share Ownership interest of any Person or group (as the context may require) for purposes of Section 382 of the Code as determined in accordance with Treasury Regulation § 1.382-2T(g), (h), (j) and (k) and Treasury Regulation § 1.382-4, or any successor provisions.

(x) “Person” means any individual, partnership, joint venture, limited liability company, firm, corporation, unincorporated association or organization, trust or other entity or any group of such “Persons” having a formal or informal understanding among themselves to make a “coordinated acquisition” of shares within the meaning of Treasury Regulation § 1.382-3(a)(1) or who are otherwise treated as an “entity” within the meaning of Treasury Regulation § 1.382-3(a)(1), and shall include any successor (by merger or otherwise) of any such entity or group.

(xi) “Prohibited Distributions” means any and all dividends or other distributions paid by the Corporation with respect to any Excess Securities received by a Purported Transferee.

(xii) “Prohibited Transfer” means any Transfer or purported Transfer of Corporation Securities to the extent that such Transfer is prohibited and/or void under this Section 7.1.

(xiii) “Public Group” has the meaning set forth in Treasury Regulation § 1.382-2T(f)(13).

(xiv) “Purported Transferee” has the meaning set forth in Section 7.1(d).

(xv) “Remedial Holder” has the meaning set forth in Section 7.1(g).

(xvi) “Shares” means any interest that would be treated as “shares pursuant to GBCC Section 14-2-140 and “stock” of the Corporation pursuant to Treasury Regulation § 1.382-2T(f)(18).

(xvii) “Share Ownership” means any direct or indirect ownership of Shares, including any ownership by virtue of application of constructive ownership rules, with such direct, indirect and constructive ownership determined under the provisions of Section 382 of the Code and the Treasury Regulations thereunder, including, for the avoidance of doubt, any ownership whereby a Person owns Shares pursuant to a “coordinated acquisition” treated as a single “entity” as defined in Section 1.382-3(a)(1) of the Treasury Regulations, or such Shares are otherwise aggregated with Shares owned by such Person pursuant to the provisions of Section 382 of the Code and the Treasury Regulations thereunder.

(xviii) “Tax Benefits” means the net operating loss carryforwards, capital loss carryforwards, general business credit carryforwards, alternative minimum tax credit carryforwards and foreign tax credit carryforwards, as well as any loss or deduction attributable to a “net unrealized built-in loss” of the Corporation or any direct or indirect subsidiary thereof, within the meaning of Section 382 of the Code.

(xix) “Transfer” means, any direct or indirect sale, transfer, assignment, conveyance, pledge or other disposition, event or occurrence or other action taken by a person, other than the Corporation, that alters the Percentage Share Ownership of any Person or group.

A Transfer also shall include the creation or grant of an option (including an option within the meaning of Treasury Regulation § 1.382-4(d)). For the avoidance of doubt, a Transfer shall not include the creation or grant of an option by the Corporation, nor shall a Transfer include the issuance of Shares by the Corporation.

(xx) “Transferee” means any Person to whom Corporation Securities are Transferred.

(xxi) “Treasury Regulations” means the regulations, including temporary regulations or any successor regulations, promulgated under the Code, as amended from time to time.

(b) Transfer and Ownership Restrictions. In order to preserve the Tax Benefits, from and after the Effective Date of the Articles, any attempted Transfer of Corporation Securities prior to the Expiration Date and any attempted Transfer of Corporation Securities pursuant to an agreement entered into prior to the Expiration Date shall be prohibited and void ab initio to the extent that, as a result of such Transfer (or any series of Transfers of which such Transfer is a part), either (i) any Person or Persons would become a 4.9-percent Shareholder or (ii) the Percentage Share Ownership in the Corporation of any 4.9-percent Shareholder would be increased. The prior sentence is not intended to prevent Corporation Securities from being DTC-eligible and shall not preclude the settlement of any transaction in Corporation Securities entered into through the facilities of a national securities exchange; provided, however, that the Corporation Securities and parties involved in such transaction shall remain subject to the provisions of this Section 7.1 in respect of such transaction.

(c) Exceptions.

(i) Notwithstanding anything to the contrary herein, Transfers to a Public Group (including a new Public Group created under Treasury Regulation § 1.382-2T(j)(3)(i)) shall be permitted.

(ii) The restrictions set forth in Section 7.1(b) shall not apply to an attempted Transfer that is a 4.9-percent Transaction if the transferor or the Transferee obtains the written approval of the Board of Directors or a duly authorized committee thereof. As a condition to granting its approval pursuant to this Section 7.1(c), the Board of Directors may, in its discretion, require (at the expense of the transferor and/or Transferee) an opinion of counsel selected by the Board of Directors that the Transfer shall not result in a limitation on the use of the Tax Benefits as a result of the application of Section 382 of the Code; provided that the Board may grant such approval notwithstanding the effect of such approval on the Tax Benefits if it determines that the approval is in the best interests of the Corporation. The Board of Directors may grant its approval in whole or in part with respect to such Transfer and may impose any conditions that it deems reasonable and appropriate in connection with such approval, including, without limitation, restrictions on the ability of any Transferee to Transfer Shares acquired through a Transfer. Approvals of the Board of Directors hereunder may be given prospectively or retroactively. The Board of Directors, to the fullest extent permitted by law, may exercise the authority granted by this Section 7.1 through duly authorized officers or agents of the Corporation. Nothing in this Section 7.1(c) shall be construed to limit or restrict the Board of Directors in the exercise of its fiduciary duties under applicable law.

(d) Excess Securities.

(i) No employee or agent of the Corporation shall record any Prohibited Transfer, and the purported transferee of such a Prohibited Transfer (the “Purported Transferee”) shall not be recognized as a shareholder of the Corporation for any purpose whatsoever in respect of the Corporation Securities which are the subject of the Prohibited Transfer (the “Excess Securities”). The Purported Transferee shall not be entitled, with respect to such Excess

Securities, to any rights of shareholders of the Corporation, including, without limitation, the right to vote such Excess Securities and to receive dividends or distributions, whether liquidating or otherwise, in respect thereof, if any, and the Excess Securities shall be deemed to remain with the transferor unless and until the Excess Securities are transferred to the Agent pursuant to Section 7.1(e) or until an approval is obtained under Section 7.1(c). After the Excess Securities have been acquired in a Transfer that is not a Prohibited Transfer, the Corporation Securities shall cease to be Excess Securities. For this purpose, any Transfer of Excess Securities not in accordance with the provisions of this Section 7.1(d) or Section 7.1(e) shall also be a Prohibited Transfer.

(ii) The Corporation may require as a condition to the registration of the Transfer of any Corporation Securities or the payment of any distribution on any Corporation Securities that the proposed Transferee or payee furnish to the Corporation all information reasonably requested by the Corporation with respect to its direct or indirect ownership interests in such Corporation Securities. The Corporation may make such arrangements or issue such instructions to its transfer agent for shares as may be determined by the Board of Directors to be necessary or advisable to implement this Section 7.1, including, without limitation, authorizing such transfer agent to require an affidavit from a Purported Transferee regarding such Person’s actual and constructive ownership of Shares and other evidence that a Transfer will not be prohibited by this Section 7.1 as a condition to registering any transfer.

(e) Transfer to Agent. If the Board of Directors determines that a Transfer of Corporation Securities constitutes a Prohibited Transfer, then, upon written demand by the Corporation sent within thirty days of the date on which the Board of Directors determines that the attempted Transfer would result in Excess Securities, the Purported Transferee shall transfer or cause to be transferred any certificate or other evidence of ownership of the Excess Securities within the Purported Transferee’s possession or control, together with any Prohibited Distributions, to an agent designated by the Board of Directors (the “Agent”). The Agent shall thereupon sell to a buyer or buyers, which may include the Corporation, the Excess Securities transferred to it in one or more arm’s-length transactions (on the public securities market on which such Excess Securities are traded, if possible, or otherwise privately); provided, however, that any such sale must not constitute a Prohibited Transfer and provided, further, that the Agent shall effect such sale or sales in an orderly fashion and shall not be required to effect any such sale within any specific time frame if, in the Agent’s discretion, such sale or sales would disrupt the market for the Corporation Securities or otherwise would adversely affect the value of the Corporation Securities. If the Purported Transferee has resold the Excess Securities before receiving the Corporation’s demand to surrender Excess Securities to the Agent, the Purported Transferee shall be deemed to have sold the Excess Securities for the Agent, and shall be required to transfer to the Agent any Prohibited Distributions and proceeds of such sale, except to the extent that the Corporation grants written permission to the Purported Transferee to retain a portion of such sale proceeds not exceeding the amount that the Purported Transferee would have received from the Agent pursuant to Section 7.1(f) if the Agent rather than the Purported Transferee had resold the Excess Securities.

(f) Application of Proceeds and Prohibited Distributions. The Agent shall apply any proceeds of a sale by it of Excess Securities and, if the Purported Transferee has previously resold the Excess Securities, any amounts received by it from a Purported Transferee, together, in either case, with any Prohibited Distributions, as follows: (i) first, such amounts shall be paid to the Agent to the extent necessary to cover its costs and expenses incurred in connection with its duties hereunder; (ii) second, any remaining amounts shall be paid to the Purported Transferee, up to the amount paid by the Purported Transferee for the Excess Securities (or the fair market value at the time of the Transfer, in the event the purported Transfer of the Excess Securities was, in whole or in part, a gift, inheritance or similar Transfer) which amount (or fair market value) shall be determined at the discretion of the Board of Directors; and (iii) third, any remaining amounts shall be paid to one or more organizations selected by the Board of Directors which is described under Section 501(c)(3) of the Code (or any comparable successor provision) and contributions to which are eligible for deduction under each of Sections 170(b)(1)(A),

2055 and 2552 of the Code. The Purported Transferee of Excess Securities shall have no claim, cause of action or any other recourse whatsoever against any transferor of Excess Securities. The Purported Transferee’s sole right with respect to such shares shall be limited to the amount payable to the Purported Transferee pursuant to this Section 7.1(f). In no event shall the proceeds of any sale of Excess Securities pursuant to this Section 7.1(f) inure to the benefit of the Corporation or the Agent, except to the extent used to cover costs and expenses incurred by Agent in performing its duties hereunder.

(g) Modification of Remedies for Certain Indirect Transfers. In the event of any Transfer which does not involve a transfer of Corporation Securities within the meaning of Georgia law but which would cause a 4.9-percent Shareholder to violate a restriction on Transfers provided for in this Section 7.1, the application of Section 7.1(e) and Section 7.1(f) shall be modified as described in this Section 7.1(g). In such case, no such 4.9-percent Shareholder shall be required to dispose of any interest that is not a Corporation Security, but such 4.9-percent Shareholder and/or any Person whose ownership of Corporation Securities is attributed to such 4.9-percent Shareholder (such 4.9-percent Shareholder or other Person, a “Remedial Holder”) shall be deemed to have disposed of and shall be required to dispose of sufficient Corporation Securities (which Corporation Securities shall be disposed of in the inverse order in which they were acquired) to cause such 4.9-percent Shareholder, following such disposition, not to be in violation of this Section 7.1. Such disposition shall be deemed to occur simultaneously with the Transfer giving rise to the application of this provision, and such number of Corporation Securities that are deemed to be disposed of shall be considered Excess Securities and shall be disposed of through the Agent as provided in Section 7.1(e) and Section 7.1(f), except that the maximum aggregate amount payable to a Remedial Holder in connection with such sale shall be the fair market value of such Excess Securities at the time of the purported Transfer. A Remedial Holder shall not be entitled, with respect to such Excess Securities, to any rights of shareholders of the Corporation, including, without limitation, the right to vote such Excess Securities and to receive dividends or distributions, whether liquidating or otherwise, in respect thereof, if any, following the time of the purported Transfer. All expenses incurred by the Agent in disposing of such Excess Securities shall be paid out of any amounts due such 4.9-percent Shareholder or such other Person. The purpose of this Section 7.1(g) is to extend the restrictions in Section 7.1(b) and Section 7.1(e) to situations in which there is a 4.9-percent Transaction without a direct Transfer of Corporation Securities, and this Section 7.1(g), along with the other provisions of this Section 7.1, shall be interpreted to produce the same results, with differences as the context requires, as a direct Transfer of Corporation Securities.

(h) Legal Proceedings; Prompt Enforcement. If the Purported Transferee fails to surrender the Excess Securities or the proceeds of a sale thereof to the Agent within thirty days from the date on which the Corporation makes a written demand pursuant to Section 7.12(e) (whether or not made within the time specified in Section 7.1(e)), then the Corporation may take such actions as it deems appropriate to enforce the provisions hereof, including the institution of legal proceedings to compel the surrender. Nothing in this Section 7.1(h) shall (i) be deemed inconsistent with any Transfer of the Excess Securities provided in this Section 7.1 being void ab initio, (ii) preclude the Corporation in its discretion from immediately bringing legal proceedings without a prior demand or (iii) cause any failure of the Corporation to act within the time periods set forth in Section 7.1(e) to constitute a waiver or loss of any right of the Corporation under this Section 7.1. The Board of Directors may authorize such additional actions as it deems advisable to give effect to the provisions of this Section 7.1.

(i) Liability. To the fullest extent permitted by law, any shareholder subject to the provisions of this Section 7.1 who knowingly violates the provisions of this Section 7.1 and any Persons controlling, controlled by or under common control with such shareholder shall be jointly and severally liable to the Corporation for, and shall indemnify and hold the Corporation harmless against, any and all damages suffered as a result of such violation, including but not limited to damages resulting from a reduction in, or elimination of, the Corporation’s ability to utilize its Tax Benefits, and attorneys’ and auditors’ fees incurred in connection with such violation.

(j) Obligation to Provide Information. As a condition to the registration of the Transfer of any Shares, any Person who is a beneficial, legal or record holder of Shares, and any proposed Transferee and any Person controlling, controlled by or under common control with the proposed Transferee, shall provide such information as the Corporation may request from time to time in order to determine compliance with this Section 7.1 or the status of the Tax Benefits of the Corporation.

(k) Legends. The Board of Directors may require that any certificates issued by the Corporation evidencing ownership of Shares that are subject to the restrictions on transfer and ownership contained in this Section 7.1 bear the following legend:

“The Articles of Incorporation of the Corporation contains restrictions prohibiting the transfer (as defined in the Articles of Incorporation) of shares of the Corporation (including the creation or grant of certain options, rights and warrants) without the prior authorization of the board of directors of the Corporation (the “Board of Directors”) If such transfer affects the percentage of shares of the Corporation (within the meaning of Section 382 of the Internal Revenue Code of 1986, as amended (the “Code”) and the treasury regulations promulgated thereunder) that is treated as owned by a 4.9-percent shareholder (as defined in the Articles of Incorporation). If the transfer restrictions are violated, then the transfer will be void ab initio and the purported transferee of the shares will be required to transfer excess securities (as defined in the Articles of Incorporation) to the Corporation’s agent. In the event of a transfer which does not involve securities of the Corporation within the meaning of the law of the State of Georgia (“securities”) but which would violate the transfer restrictions, the purported transferee (or the record owner) of the securities that violate the transfer restrictions will be required to transfer sufficient securities pursuant to the terms provided for in the Articles of Incorporation to cause the 4.9-percent shareholder to no longer be in violation of the transfer restrictions. The Corporation will furnish without charge to the holder of record of this certificate a copy of the Articles of Incorporation containing the above-referenced transfer restrictions upon written request to the Corporation at its principal place of business.”

The Board of Directors may also require that any certificates issued by the Corporation evidencing ownership of Shares that are subject to conditions imposed by the Board of Directors under Section 7.1(c) also bear a conspicuous legend referencing the applicable restrictions.

(l) Authority of Board of Directors.

(i) The Board of Directors shall have the power to determine all matters necessary for assessing compliance with this Section 7.1, including, without limitation, (1) the identification of 4.9-percent Shareholders, (2) whether a Transfer is a 4.9-percent Transaction or a Prohibited Transfer, (3) the Percentage Share Ownership in the Corporation of any 4.9-percent Shareholder, (4) whether an instrument constitutes a Corporation Security, (5) the amount (or fair market value) due to a Purported Transferee pursuant to Section 7.1(f), (6) whether the benefit to be derived from the Tax Benefits is material; (7) whether enforcement of the provisions of this Article 7 should be deferred or suspended for one or more periods upon a determination by the Board of Directors that the benefits from the Tax Benefits are not material or reasonably expected to be material; and (8) any other matters which the Board of Directors determines to be relevant; and the good faith determination of the Board of Directors on such matters shall be conclusive and binding for all the purposes of this Section 7.1. In addition, the Board of Directors may, to the extent permitted by law, from time to time establish, modify, amend or rescind by-laws, regulations and procedures of the Corporation not inconsistent with the provisions of this Section 7.1 for purposes of determining whether any Transfer of Corporation Securities would jeopardize or endanger the Corporation’s ability to preserve and use the Tax Benefits and for the orderly application, administration and implementation of this Section 7.1.

(ii) Nothing contained in this Section 7.1 shall limit the authority of the Board of Directors to take such other action to the extent permitted by law as it deems necessary or advisable to protect the Corporation and its Shareholders in preserving the Tax Benefits. Without limiting the generality of the foregoing, in the event of a change in law making one or more of the following actions necessary or desirable, the Board of Directors may, by adopting a written resolution, (1) accelerate the Expiration Date, (2) modify the ownership interest percentage in the Corporation or the Persons or groups covered by this Section 7.1, (3) modify the definitions of any terms set forth in this Section 7.1 or (4) modify the terms of this Section 7.1 as appropriate, in each case, in order to prevent an ownership change for purposes of Section 382 of the Code as a result of any changes in applicable Treasury Regulations or otherwise; provided, however, that the Board of Directors shall not cause there to be such acceleration or modification unless it determines, by adopting a written resolution, that such action is reasonably necessary or advisable to preserve the Tax Benefits or that the continuation of these restrictions is no longer reasonably necessary for the preservation of the Tax Benefits. Shareholders of the Corporation shall be notified of such determination through a filing with the Securities and Exchange Commission or such other method of notice as the Secretary of the Corporation shall deem appropriate.

(iii) In the case of an ambiguity in the application of any of the provisions of this Section 7.1, including any definition used herein, the Board of Directors shall have the power to determine the application of such provisions with respect to any situation based on its reasonable belief, understanding or knowledge of the circumstances. In the event this Section 7.1 requires an action by the Board of Directors but fails to provide specific guidance with respect to such action, the Board of Directors shall have the power to determine the action to be taken so long as such action is not contrary to the provisions of this Section 7.1. All such actions, calculations, interpretations and determinations which are done or made by the Board of Directors in good faith shall be conclusive and binding on the Corporation, the Agent, and all other parties for all other purposes of this Section 7.1. The Board of Directors may delegate all or any portion of its duties and powers under this Section 7.1 to a committee of the Board of Directors as it deems necessary or advisable and, to the fullest extent permitted by law, may exercise the authority granted by this Section 7.1 through duly authorized officers or agents of the Corporation. Nothing in this Section 7.1 shall be construed to limit or restrict the Board of Directors in its exercise of its fiduciary duties under applicable law.

(m) Reliance. To the fullest extent permitted by law, the Corporation and the members of the Board of Directors shall be fully protected in relying in good faith upon the information, opinions, reports or statements of the chief executive officer, the chief financial officer, the chief accounting officer or the corporate controller of the Corporation and the Corporation’s legal counsel, independent auditors, transfer agent, investment bankers or other employees and agents in making the determinations and findings contemplated by this Section 7.1. The members of the Board of Directors shall not be responsible for any good faith errors made in connection therewith. For purposes of determining the existence and identity of, and the amount of any Corporation Securities owned by, any Shareholder, the Corporation is entitled to rely on the existence and absence of filings of Schedule 13D or 13G under the Securities and Exchange Act of 1934, as amended (or similar filings), as of any date, subject to its actual knowledge of the ownership of Corporation Securities.

(n) Benefits of this Section 7.1. Nothing in this Section 7.1 shall be construed to give to any Person other than the Corporation or the Agent any legal or equitable right, remedy or claim under this Section 7.1. This Section 7.1 shall be for the sole and exclusive benefit of the Corporation and the Agent.

(o) Severability. The purpose of this Section 7.1 is to facilitate the Corporation’s ability to maintain or preserve its Tax Benefits. If any provision of this Section 7.1 or the application of any such provision to any Person or under any circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision of this Section 7.1.

(p) Waiver. With regard to any power, remedy or right provided herein or otherwise available to the Corporation or the Agent under this Section 7.1, (i) no waiver will be effective unless expressly contained in a writing signed by the waiving party and (ii) no alteration, modification or impairment will be implied by reason of any previous waiver, extension of time, delay or omission in exercise or other indulgence.

ARTICLE 8

Section 8.1 No Preemptive Rights. No shareholder of this Corporation shall be entitled, as such, as a matter of right to subscribe for or purchase shares of any class now or hereafter authorized, or to purchase or subscribe for securities convertible into or exchangeable for shares of the Corporation or to which shall be attached or appertain any warrants or rights entitling the holder thereof to subscribe for or purchase shares except such rights of subscription or purchase, if any, at such price or prices and upon such terms and conditions as the Board of Directors, in its discretion, from time to time may determine.

ARTICLE 9

Section 9.1 Classified Board of Directors. The number of directors of the Corporation shall be as fixed from time to time by or pursuant to the Corporation’s Bylaws and may be fixed by resolution of the Board of Directors.

Section 9.2 Removal. Directors may be removed from the Board of Directors only for cause and only by the affirmative vote of at least a majority of all votes entitled to be cast in the election of such of such directors. Any vacancy in the Board of Directors resulting from such removal shall be filled in accordance with Section 9.3 hereof. For purposes of this Section 9.2, “cause” shall mean only: (a) conviction of a felony; (b) declaration of unsound mind or order of a court; (c) gross dereliction of duty; (d) commission of an action involving moral turpitude; or (e) commission of an action which constitutes intentional misconduct or a knowing violation of law if such action results in an improper substantial personal benefit and a material injury to the Corporation.

Section 9.3 Vacancies and Changes of Authorized Number. All vacancies and any newly created directorship resulting from any increase in the authorized number of directors may be filled by a majority of the directors then in office, although fewer than a quorum, or by a sole remaining director. Each director chosen in accordance with this Section 9.3 shall hold office until the next election of the Class for which such director shall have been chosen and until such director’s successor is elected and qualified, or until the director’s earlier resignation, retirement, disqualification, removal from office or death; provided, however, that a director chosen in accordance with this Section 9.3 to fill a newly- created directorship shall hold office only until the next election of directors by the shareholders and until such director’s successor is elected and qualified, or until the director’s earlier resignation, retirement, disqualification, removal from office or death. If the vacant office was held by a director elected by a voting group of shareholders, only the holders of shares of that voting group or the remaining directors elected by that voting group are entitled to vote to fill the vacancy.

Section 9.4 Election of Directors by Holders of Preferred Shares. Notwithstanding any of the foregoing provisions in this Article 9, whenever the holders of any one or more classes of Preferred Shares or series thereof issued by the Corporation shall have the right, voting separately by class or series, to elect directors at an annual or special meeting of shareholders, the number of such directors, and the election, term of office, removal, filling of vacancies and other features of each such directorship, shall be governed by the terms of these Articles and any designation of the preferences, limitations and relative rights of any class or series of Preferred Shares made pursuant to these Articles, and such directors so elected shall not be divided into classes pursuant to this Article 9.

ARTICLE 10

Section 10.1 Conflict of Interest. A director of this Corporation shall not be disqualified by his office from dealing or contracting with the Corporation as a vendor, purchaser, employee, agent or otherwise; nor shall any transaction or contract or act of this Corporation be void or voidable or in any way affected or invalidated by reason of the fact that any director or any firm of which any director is a member or any corporation of which any director is a shareholder or director is in any way interested in such transaction or contract or act, provided the fact that such director or such firm or such corporation is so interested shall be disclosed or shall be known to the Board of Directors or such members thereof as shall be present at any meeting of the Board of Directors at which action upon any such contract or transaction or act shall be taken; nor shall any such director be accountable or responsible to the Corporation for or in respect of any such transaction or contract or act of this Corporation or for any gains or profits realized by him by reason of the fact that he or any firm of which he is a member or any corporation of which he is a shareholder or director is interested in such transaction or contract or act; and any such director may be counted in determining the existence of a quorum at any meeting of the Board of Directors of the Corporation which shall authorize or take action in respect to any such contract or transaction or act, and may vote thereat to authorize, ratify or approve any such contract or transaction or act, with like force and effect as if he or any firm of which he is a member or any corporation of which he is a shareholder or director were not interested in such transaction or contract or act.

Section 10.2 Compensation. The Board of Directors shall have the power to fix compensation of officers or directors or both and a director may be counted in determining the existence of a quorum at any meeting of the Board of Directors which shall take such action and may vote thereat in favor or against such action whether or not such director may be interested in the action so taken.

ARTICLE 11

Section 11.1 Consideration of Constituencies. In discharging the duties of their respective positions and in determining what is believed to be in the best interests of the Corporation, the Board of Directors, committees of the Board of Directors, and individual directors, in addition to considering the effects of any action on the Corporation or its shareholders, may consider the interests of the employees, clients, customers, suppliers, and creditors of the Corporation, the communities in which offices or other establishments of the Corporation are located, and all other factors such directors consider pertinent; provided, however, that this Article XI shall be deemed solely to grant discretionary authority to the directors and shall not be deemed to provide to any constituency any right to be considered.

ARTICLE 12

Section 12.1 Amendment of Articles. This Corporation may amend its Articles in any respect in the manner provided by law, and may make amendments substantially changing the purposes for which the Corporation is formed.

ARTICLE 13

Section 13.1 Amendment of Bylaws. Except as may be prohibited by the GBCC or these Articles, the Board of Directors is expressly authorized to amend or repeal the Corporation’s Bylaws or adopt new Bylaws for the Corporation.

ARTICLE 14

Section 14.1 Determination of Working Capital and Surplus. The Board of Directors is hereby authorized to fix and determine and to vary the amount of working capital of the Corporation, to determine to the extent permitted by the GBCC whether any, and, if any, what part of its surplus, however created or arising, shall be used or disposed of or declared in dividends or paid to shareholders.

ARTICLE 15

Section 15.1 Limitation of Liability. A director of the Corporation shall not be liable to the Corporation or its shareholders for monetary damages for any action taken, or any failure to take any action, to the fullest extent permitted under the GBCC or any other applicable provision of the laws of the State of Georgia.

Section 15.2 Repeal or Modification of this Article. Any repeal or modification of the provisions of this Article 15 by the shareholders of the Corporation shall be prospective only and shall not adversely affect any limitation on the liability of a director of the Corporation with respect to any act or omission occurring prior to the effective date of such repeal or modification.

Section 15.3 Additional Provisions. If the GBCC is amended, after this Article 15 becomes effective, to authorize corporate action further eliminating or limiting the liability of directors, then, without further corporate action, the liability of a director of the Corporation, in addition to the limitation on liability provided herein, shall be limited to the fullest extent permitted by the GBCC or any other applicable provision of the laws of the State of Georgia

Section 15.4 Severability. In the event that any of the provisions of this Article 15 (including any provision within a single sentence) is held by a court of competent jurisdiction to be invalid, void, or otherwise unenforceable, the remaining provisions are severable and shall remain enforceable to the fullest extent permitted by law.

ARTICLE 16

Section 16.1 Indemnification. The Corporation shall indemnify its officers and directors to the fullest extent permitted under the GBCC or any other applicable provision of the laws of the State of Georgia. Such indemnification shall not be deemed exclusive of any additional indemnification that the Board of Directors may deem advisable or of any rights to which those indemnified may otherwise be entitled. The Board of Directors of the Corporation may determine from time to time whether and to what extent to maintain insurance providing indemnification for officers and directors and such insurance need not be limited to the Corporation’s power of indemnification under the GBCC or any other applicable provision of the laws of the State of Georgia.

ARTICLE 17

Section 17.1 Forum Selection; Venue for Covered Matters. Unless the Corporation consents in writing to the selection of an alternative forum, any action, cause of action, suit or proceeding (individually and collectively, a “Proceeding”) seeking to enforce any provision of, or based on any matter arising out of or in connection with, a Covered Matter (as defined below), shall be brought in the US District Court for the Northern District of Georgia or, if such court lacks subject-matter jurisdiction, in the Superior Court of Cobb County Georgia, so long as one of such courts shall have subject-matter jurisdiction over such Proceeding. Any Proceeding with respect to a Covered Matter shall be deemed to have arisen from a transaction of business in the State of Georgia. Each Holder of Shares or other securities of the Corporation, whether owned beneficially or of record, irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding which is brought in any such court has been brought in an inconvenient form. “Covered Matter” means: (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim for breach of a fiduciary duty owed by any director, officer, employee, or agent of the Corporation to the Corporation or the Corporation’s shareholders, (iii) any action asserting a claim arising pursuant to any provision of the GBCC, these Articles, or the Bylaws of the Corporation, or (iv) any action asserting a claim governed by the internal affairs doctrine, in each case subject to said courts having personal jurisdiction over the indispensable parties named as defendants therein. If any term or provision of this Section 17.1 is held to be invalid, illegal or unenforceable under applicable law in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Section 17.1 or invalidate or render unenforceable such term or provision in any other jurisdiction to the maximum extent permitted by applicable law.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has executed these Articles of Incorporation on the 20th day of October, 2023.

By:	/s/ Robert M. Thornton, Jr.
Robert M. Thornton, Jr., Incorporator

Secretary of State OFFICE OF SECRETARY OF STATE CORPORATIONS DIVISION 2 Martin Luther King Jr. Dr. SE Suite 313 West Tower Atlanta, Georgia 30334 (404) 656-2817 sos.ga.gov *Electronically Filed* Secretary of State Filing Date: 10/20/2023 1:21:51 PM TRANSMITTAL INFORMATION FORM BUSINESS CONVERSION 1. 26149280 Filing Number 2. Timothy Elder Name of Person Filing Business Conversion 1105 W. Peachtree Street NE , Suite 1000 Atlanta GA 30309 Address City State Zip Code 3. Submitted with this filing is a filing fee of $95.00 payable to “Secretary of State”. Filing fees are non-refundable. I understand that this Transmittal Information Form is included as part of my filing, and the information on this form will be entered in the Secretary of State business entity database. I certify that the above information is true and correct to the best of my knowledge. Robert M. Thornton, Jr. Signature of Authorized Person